Exhibit 99.1

TSR, Inc. to be Acquired by Founder of BCforward

TSR, Inc. Shareholders to Receive Total Cash Consideration of $13.40 per share

May 15, 2024 05:32 PM Eastern Daylight Time

INDIANAPOLIS & HAUPPAUGE, N.Y.--(BUSINESS WIRE)--Vienna Parent Corporation, a newly formed special purpose entity (“Vienna Parent”) formed by Justin Christian, announced today that it has entered into a definitive agreement to acquire TSR, Inc. (“TSR”) (NASDAQ: TSRI). Under the terms of the agreement, Vienna Acquisition Corporation, an affiliate and wholly-owned subsidiary of Vienna Parent (“Vienna Sub”), will commence a tender offer to purchase all of the outstanding shares of TSR for $13.40 per share, representing an equity value of approximately $29 million. The total consideration payable to TSR’s shareholders represents a 73.8% premium to TSR’s closing price on May 14, 2024.

TSR was founded in 1969 and is a well-recognized national provider of information technology staffing solutions. Mr. Christian is the CEO and founder of Bucher and Christian Consulting, Inc., d/b/a BCforward (“BCforward”), one of the largest black-owned professional services and workforce management solutions firms in the United States. Currently, BCforward employs more than 5,000 people globally and serves multi-national clients in the finance, life science, technology, healthcare and government sectors. Vienna Parent and Vienna Sub are affiliates of, and under common control with, BCforward.

“Working with the TSR team is a truly exciting step in the continued growth and expansion of BCforward,” said Justin Christian. “We look forward to partnering with the entire team at TSR to continue this journey together by offering our collective clients new and enhanced capabilities.”

“BCforward is a fantastic cultural fit with the business we have built over the past 54 years,” said Bradley Tirpak, Chairman of the Board of TSR. “BCforward’s ability to provide additional service offerings to our long- standing clients will help expand the overall business for years to come.”

“In the past four years, we have worked tirelessly at transforming TSR into a tech savvy, employee first, best in class staffing firm,” said Thomas Salerno, President and CEO of TSR. “I am extremely excited to join forces with the talented BCforward team and am confident that we have a long runway of growth ahead of us. Justin Christian and his team have cemented BCforward at the top of the industry and TSR’s long-standing clients will receive the benefit of an immediate increase in services and offerings once our teams are operating under a common umbrella.”

Terms of the Agreement

Under the terms of the merger agreement, Vienna Sub will commence a tender offer to acquire all outstanding shares of TSR’s common stock for a purchase price of $13.40 per share in cash. The transaction has been approved by the boards of directors of both companies.

The transaction is expected to close in the third quarter of 2024, subject to customary closing conditions, including the tender of a majority of the outstanding shares of TSR’s common stock. Vienna Parent has obtained a commitment letter from First Merchants Bank for up to $24,000,000 of credit, which together with Vienna Parent’s cash on hand will be used to finance the transaction. The closing of the transaction is not subject to any financing conditions or regulatory approvals. Following the successful closing of the tender offer, Vienna Sub will acquire any remaining shares of TSR that are not tendered in the tender offer through a second-step merger at the same consideration per share paid in the tender offer.

For TSR, FOCUS Investment Banking is acting as the exclusive financial advisor and Shulman Rogers is acting as legal counsel. In connection with the transaction, Chessiecap Securities, Inc. provided a fairness opinion to the Board of Directors of TSR. Ice Miller LLP is acting as legal counsel to Vienna Parent and Vienna Sub.

About TSR, Inc.

Founded in 1969, TSR, Inc. is a leading staffing company focused on recruiting information technology professionals for short- and long-term assignments, permanent placements, and project work. For over 50 years, TSR has successfully served clients in banking, asset management, pharmaceuticals, insurance, health care, public utility, publishing, and other industries. TSR provides candidate screening, timely placement, and a real understanding of the right skill sets required by our clients. To learn more, please visit TSR’s website at www.tsrconsulting.com.

About Vienna Parent Corporation

Vienna Parent Corporation is a special purpose entity formed by Justin Christian for the purpose of acquiring TSR, Inc. Justin Christian founded BCforward, a global IT consulting and workforce fulfilment firm, more than 25 years ago and has grown it from a team of two to one of the largest Black-owned businesses in the United States. BCforward proudly offers Professional Services and Workforce Management solutions and serves multi-national clients in the finance, life science, technology, healthcare, and government sectors. From the start, Justin and BCforward have championed the power of human potential to help companies transform, accelerate, and scale. For more information, please visit https://www.BCforward.com/.

Additional Information and Where to Find It; Participants in the Solicitation

The tender offer described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Vienna Parent Corporation and Vienna Acquisition Corporation (collectively, the “Vienna Filings Persons”) will file with the United States Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. A solicitation and offer to buy outstanding shares of TSR, Inc. (the “Company”) will only be made pursuant to the tender offer materials that the Vienna Filing Persons intend to file with the SEC. BCforward itself is not a party to the Merger Agreement, nor is it involved in any part of the tender offer. At the time the tender offer is commenced, the Vienna Filing Persons will file tender offer materials on Schedule TO, and TSR will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO. INVESTORS AND STOCKHOLDERS OF TSR ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND STOCKHOLDERS OF TSR SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES OF COMMON STOCK IN THE TENDER OFFER. The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will be made available to all stockholders of TSR at no expense to them on the SEC’s website at www.sec.gov and (once they become available) will be mailed to the stockholders of TSR free of charge. Free copies of these materials and certain other offering documents will be made available by TSR by mail to TSR, Inc., 400 Oser Avenue, Suite 150, Hauppauge, NY 11788, Attention: Investor Relations, by email at info@tsrconsulting.com, or by directing requests for such materials to the information agent for the tender offer, which will be named in the tender offer materials. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, TSR files annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information filed by the Vienna Filing Persons and TSR with the SEC for free on the SEC’s website at www.sec.gov.

Forward-Looking Statements

This communication contains forward-looking statements related to TSR, the Vienna Filing Persons, BCforward, and the proposed transaction that involve substantial risks and uncertainties. Forward-looking statements include any statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend”, “goal,” “may”, “might,” “plan,” “predict,” “project,” “seek,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. In this communication, TSR’s forward-looking statements include statements about the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions to the consummation of the proposed transaction; statements about the expected timetable for completing the proposed transaction; TSR’s plans, objectives, expectations and intentions; the financial condition, results of operations and business of TSR and the Vienna Filing Persons and BCforward; and the anticipated timing of the closing of the proposed transaction.

Forward-looking statements are subject to certain risks, uncertainties or other factors that are difficult to predict and could cause actual events or results to differ materially from those indicated in any such statements due to a number of risks and uncertainties. Those risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include, among other things: uncertainties as to the timing of the tender offer and the merger; uncertainties as to how many of TSR’s stockholders will tender their shares in the tender offer; the possibility that the Vienna Filing Persons will not be able to obtain the financing necessary to fund the transaction; the possibility that competing offers will be made; the possibility that various closing conditions for the proposed transaction may not be satisfied or waived; the effects of the proposed transaction on relationships with employees, other business partners or governmental entities; the impact of competitive services and pricing; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; transaction costs; actual or contingent liabilities; and other risks listed under the heading “Risk Factors” in TSR’s periodic reports filed with the U.S. Securities and Exchange Commission, including current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K, as well as the Schedule 14D-9 to be filed by TSR and the Schedule TO and related tender offer documents to be filed by the Vienna Filing Persons. You should not place undue reliance on these statements. All forward-looking statements are based on information currently available to TSR and the Vienna Filing Persons, and TSR and the Vienna Filing Persons disclaim any obligation to update the information contained in this communication as new information becomes available.

Contacts

Thomas Salerno
631-231-0333

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